Exhibit 5.1

LUIZ ROBERTO DE ASSIS	AV. BRIG. FARIA LIMA, 2601
(55 11) 3555-5118	5º ANDAR — 01451-935
lassis@levysalomao.com.br	SÃO PAULO — SP — BRASIL
TEL(11)3555-5000
FAX(11)3555-5048

SCN — QUADRA 4 — BLOCO B
6º ANDAR — SL 603B — 70714-906
BRASÍLIA — DF — BRASIL
TEL(61)2109-6070
FAX(61)2109-6091

PRAIA DE BOTAFOGO, 440
15º ANDAR — 22250-908
RIO DE JANEIRO — RJ — BRASIL
TEL(21)3503-2000
FAX(21)3503-2035

www.levysalomao.com.br
2189/10564
São Paulo,
September 19, 2008
Companhia de Bebidas das Américas — AmBev
Rua Dr. Renato Paes de Barros, 1.017, 4º andar
04530-001 — São Paulo — SP
Brazil

Re:	Companhia de Bebidas das Américas — AmBev Form F-4 Registration Statement
Dear Sirs,
1. We have acted as Brazilian counsel for Companhia de Bebidas das Américas — AmBev (“AmBev”) in connection with the preparation of the above-captioned registration statement (the “Registration Statement”), pursuant to which AmBev International Finance Co. Ltd. (the “Issuer”) proposes to issue up to R$300,000,000 aggregate principal amount of 9.5000% Notes due 2017 (the “New Notes”) in exchange for a like principal amount of its 9.5000% Notes due 2017 issued on July 24, 2007 (the “Existing Notes”), pursuant to the indenture of even date therewith (the “Indenture”), by and among Issuer, Deutsche Bank Trust Company Americas, as trustee, calculating agent, paying agent and authenticating agent (the “Trustee”) and Deutsche Bank Luxembourg S.A., as Luxembourg paying agent and Luxembourg transfer agent. The Issuer’s obligations under the Existing Notes are guaranteed by AmBev pursuant to a guaranty dated July 24, 2007, between AmBev and the Trustee (the “Guaranty”).
2. To give the present opinion, we have examined copies of:

i)	the Registration Statement;

ii)	the Indenture; and

iii)	the Guaranty.
3. The opinion set out in this letter relates only to the laws of the Federative Republic of Brazil (hereinafter referred to as “Brazil”) as in force at the date hereof and is based upon the following assumptions:
i)	the genuineness of all signatures, the conformity to the originals of all documents supplied to us as copies and the authenticity and completeness of the originals of such documents;

ii)	the absence of any other arrangements between the parties to the documents (a) referred to under item 2 above or (b) listed in item 4 of our opinion dated July 24, 2007, which modify or supersede any of their terms;

iii)	the absence of any other corporate acts or decisions of AmBev or its shareholders which modify or supersede the decisions evidenced by AmBev’s organizational documents;

iv)	the due execution of the Registration Statement, the Indenture, the Guaranty and the New Notes (collectively, the “Transaction Documents”) in the forms examined by us by all parties thereto other than AmBev through duly authorized representatives;

v)	that the performance of the Transaction Documents is within the capacity and powers of each of each of the parties thereto, except for AmBev; and

vi)	the validity and enforceability of the Transaction Documents under, and their conformity with, the laws chosen to govern them.
4. On the basis of such assumptions and subject to the assumptions and reservations of our opinion letter dated July 24, 2007, we are of the opinion that, when the New Notes are duly authorized, executed and delivered by Issuer and authenticated by the

Trustee pursuant to the Indenture and delivered to, and exchanged for the Existing Notes by, the holders as contemplated by the Indenture and the Registration Statement, the Guaranty will guarantee the obligations of the Issuer under the New Notes and will constitute valid and legally binding obligations of AmBev under the laws of Brazil, enforceable in accordance with their terms.
5. We express no opinion as to any agreement, instrument or other document not specified in this letter. We expressly disclaim any responsibility to advise with respect to any development, circumstance or change of any kind, including any change of law or fact which may occur after the date of this letter, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to the opinion set out in this letter.
6. This letter is given solely for the purposes of our opinion expressed herein and for the information of the person to whom it is addressed and its legal advisers (including reliance by Gibson, Dunn & Crutcher LLP), and may not be relied upon for any other purpose or by any other person.
7. We hereby consent to the filing of this opinion with the Registration Statement.
    Please do not hesitate to contact us in case you need any further clarification of the foregoing.
Yours faithfully,
/s/ Levy & Salomão Advogados
LEVY & SALOMÃO ADVOGADOS
By: Luiz Roberto de Assis
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